EXHIBIT 99.1

Contact:	Nancy Bushkin Atari, Inc. 212/726-4222 nancy.bushkin@atari.com	Karen Schachter The HighWater Group 212/338-0077 ext. 17 Karen@highwatergroup.com

INFOGRAMES ADOPTS LEGENDARY ATARI BRAND
IN WORLDWIDE NAME CHANGE

     New York, New York and Lyon, France, May 7, 2003 – Thirty years after the Atari name first began a revolution in entertainment, Infogrames has returned the beacon of innovation to the forefront of the gaming industry it launched. Holding company parent, Infogrames Entertainment SA (IESA) announced today that it has decided to adopt the legendary brand name of Atari for its global commercial operations, effective immediately. The company’s U.S. operations will now be known as Atari, Inc., and will trade on the NASDAQ National Market under the symbol “ATAR.” Although IESA will retain its name and its Euronext trading code “5257” on the French Bourse, all of the company’s worldwide operations will become Atari, with their country of origin included in the name (e.g. Atari U.K.). Additionally, the Company’s wholly owned subsidiary, Infogrames Interactive, Inc., which develops many of the game derived from the Hasbro line of board games, will change its name to Atari Interactive, Inc.

     “In any language, Atari is synonymous with video games and it’s recognized for transforming entertainment,” said Bruno Bonnell, Chairman and CEO of IESA and Atari. “Our industry is now outpacing the Hollywood box office and by choosing Atari as our signature, we are demonstrating our commitment to this growth and our determination to take entertainment to the next level for gamers worldwide.

     For several months, the Company has been using the Atari brand to publish great international hits developed in collaboration with the best talent in video games, including Neverwinter Nights from BioWare, several Unreal titles from Epic, Digital Extremes and Legend, Stuntman from Reflections, V-Rally from Eden, and the long awaited Enter The Matrix from Shiny Entertainment, which will debut on May 15, day and date with the film, The Matrix Reloaded. Effective immediately, these and all titles in the Company’s extensive catalogue will be published under the Atari brand name.

     “It’s the perfect moment in our history to make this change,” continued Mr. Bonnell. “Next week we’ll be launching Enter The Matrix, an extraordinary game which has redefined the Hollywood license, setting a new standard for the convergence of games and films. The ‘break the mold’ approach we took with Enter The Matrix exemplifies the very personality Atari has always represented and captures the personality of our Company today, from game development to deal-making to partnerships and so on.

     “Perhaps the greatest part of the Atari legacy is the recipe for creating games that capture an audience’s imagination: creative ideas, the talent to bring them to life, and the passion to do so,” stated Mr. Bonnell. “Those elements have never been more abundant within our Company than they are right now. We have the strongest line up of properties we have ever had, deep ties with some of the world’s most talented game developers, and an excitement about the future that’s palpable.”

     Enter The Matrix joins an Atari line up that features some of the world’s most popular and recognizable entertainment franchises, including Terminator 3, Mission Impossible, Dragon Ball Z, Superman, and Godzilla; an array of critically and commercially acclaimed children’s games, including the Backyard Sports series, Nickelodeon licenses, (Dora the Explorer and Blue’s Clues), and original characters such as Putt Putt, Pajama Sam, Freddi Fish and Spy Fox; products for the hard-core gamer such as Driver, Neverwinter Nights, Unreal, and Dungeons & Dragons; and titles for the mass entertainment audience, including the Civilization series and the RollerCoaster Tycoon franchise.

     Next week at the industry’s Electronic Entertainment Expo (E3) in Los Angeles (May 14-16), in addition to promoting its current roster of games, Atari plans to make several significant product announcements that further illustrate its commitment to bringing the most exciting new entertainment properties to the gaming audience, as well as transporting revered older titles into the future.

     Mr. Bonnell added, “When we acquired GT Interactive in December 1999 and the Hasbro Interactive assets in January 2001, we had a two-part strategy: to provide the Company with an international distribution network and a large franchise catalogue with which we could achieve critical mass, and to establish an exclusive and strong brand name on which to raise our worldwide profile. With today’s name change, we have those goals.”

     About Atari

     New York-based Atari, Inc. (Nasdaq: ATAR) develops interactive games for all platforms and is one of the largest third-party publishers of interactive entertainment software in the U.S. The Company’s 1,000+ titles include hard-core, genre-defining games such as Driver™, Enter the Matrix™, Neverwinter Nights™, Stuntman™, Test Drive®, Unreal® Tournament 2003, and Unreal® Championship; and mass-market and children’s games such as Backyard Sports™, Nickelodeon’s Blue’s Clues™ and Dora the Explorer™, Civilization®, Dragon Ball Z® and RollerCoaster Tycoon®. Atari, Inc. is a majority-owned subsidiary of France-based Infogrames Entertainment SA (Euronext 5257), the largest interactive games publisher in Europe. For more information, visit www.atari.com.

# # #

5